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                                                                     EXHIBIT 12

                          ENRON CORP. AND SUBSIDIARIES
                      COMPUTATION OF RATIO OF EARNINGS TO
                                 FIXED CHARGES
                             (Dollars in Millions)
                                  (Unaudited)



                                     Three Months
                                         Ended                   Year Ended December 31,
                                     ------------  ---------------------------------------------------
                                        3/31/97     1996       1995       1994       1993       1992
                                     ------------  -------    -------    -------    -------    -------
Earnings available for fixed charges
    Net income                          $   222    $   584    $   520    $   453    $   333    $   329
    Less:
       Undistributed earnings and
        losses of less than 50% owned
        affiliates                           (3)       (39)       (14)        (9)       (20)       (33)
       Capitalized interest of
        nonregulated companies               (3)       (10)        (8)        (9)       (26)       (66)
    Add:
       Fixed charges (1)                    130        454        436        487        471        452
       Minority interest                     19         75         27         30         28         18
       Income tax expense                   110        297        310        190        148         88
                                        -------    -------    -------    -------    -------    -------
          Total                         $   475    $ 1,361    $ 1,271    $ 1,142    $   934    $   788
                                        =======    =======    =======    =======    =======    =======

Fixed Charges
    Interest expense (1)                $   111    $   404    $   386    $   445    $   436    $   430
    Rental expense representative of
     interest factor                         19         50         50         42         35         22
                                        -------    -------    -------    -------    -------    -------
          Total                         $   130    $   454    $   436    $   487    $   471    $   452
                                        =======    =======    =======    =======    =======    =======

Ratio of earnings to fixed charges         3.65       3.00       2.92       2.34       1.98       1.74
                                        =======    =======    =======    =======    =======    =======


(1) Amounts exclude costs incurred on sales of accounts receivables.